Exhibit 99.1

Release:	Immediate
Contact:	David Miller (editorial/media)	Randy Bane (financial community)
	(408) 563-9582	(408) 986-7916

Applied Materials Announces the Retirement of Chief Financial Officer Nancy H. Handel

SANTA CLARA, Calif., August 15, 2006 — Applied Materials, Inc. today announced that after more than 21 years with the company, Nancy H. Handel, senior vice president and Chief Financial Officer, will be retiring, effective January 5, 2007. Handel will assist with the transition to a new CFO.

“Nancy has been a key member of the executive team at Applied Materials for many years. Her leadership and experience have been instrumental in creating a culture of strong financial discipline and management,” said Mike Splinter, president and CEO of Applied Materials. “We extend our appreciation and gratitude for her many important contributions to our success and wish her well.”

“Throughout my career, and particularly as CFO, I have valued the opportunity to contribute to the strong financial performance of Applied Materials. I have thoroughly enjoyed growing my career and the company’s financial management capabilities to keep pace with Applied Materials’ strong global growth,” stated Nancy Handel.

Handel has served as CFO since 2004. Since joining Applied Materials in 1985, Handel has held a variety of key financial executive roles, including deputy chief financial officer, corporate controller and principal accounting officer, and treasurer. Handel currently serves on the Board of Directors of Broadcom Corporation.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in nanomanufacturing technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.